UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 2, 2006

DAVITA INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14106	No. 51-0354549
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Hawaii Street

El Segundo, California 90245

(Address of principal executive offices including Zip Code)

(310) 536-2400

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01.	Entry into a Material Definitive Agreement.

On February 2, 2006, DaVita Inc. (the “Company”) entered into a Dialysis Organization Agreement (the “Agreement”) with Amgen USA Inc. (“Amgen”) which sets forth the terms under which the Company and its affiliates will purchase Epoetin alfa (“EPOGEN”) and Darbepoetin alfa (“Aranesp” and together with EPOGEN, the “Products”). Amgen is the sole supplier of the Products which are used by the Company in the treatment of dialysis patients. The Agreement replaces in their entirety the Freestanding Dialysis Center Agreement No. 200308360, as amended, between the Company and Amgen and the Freestanding Dialysis Center Agreement No. 200308359 between the Company’s wholly-owned subsidiary, DVA Renal Healthcare, Inc. (formerly known as Gambro Healthcare, Inc.) and Amgen (collectively, the “Prior Agreements”) each of which expired by their terms on January 31, 2006. On January 31, 2006, the Company entered into a letter agreement with Amgen which set forth the terms and conditions under which the Company would purchase the Products and associated discount pricing available for the purchase of the Products in effect during the period between the expiration of the Prior Agreements and the entry into the Agreement on February 2, 2006. The Letter Agreement expired by its terms on February 2, 2006. The term of the Agreement commences February 3, 2006 and ends December 31, 2007.

The Agreement, among other things, provides for discount pricing for the Products and provides for specific rebates and incentives with respect to the Products, subject to various qualification requirements for which the Company will be evaluated during the term of the Agreement. These qualification requirements are based on a variety of factors including patient outcomes targets, process improvement targets, data submission targets, volume growth of purchases of the Products by the Company and its affiliates and incentives calculated using a combination of these factors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAVITA INC.

Date: February 8, 2006	/s/ Joseph Schohl
Joseph Schohl Vice President, General Counsel and Secretary